November 5, 2020 Letter to Shareholders Q3 2020

Dear Shareholders,

Q3 was another quarter of strong execution as the SurveyMonkey team delivered once again on both our short-term financial goals and strategic initiatives. We increased revenue 20% year-over-year, added nearly 450 enterprise customers, launched our first unified customer experience offering — the GetFeedback platform — and generated more than $16 million in free cash flow.

Organizations increasingly need stakeholder feedback to make better management decisions. Better investments. Better strategic calls. 75% of companies we've surveyed recently say they are finding it necessary to accelerate their digital transformation due to COVID, and 87% say customer feedback has become more important compared to pre-pandemic days. In our view, the urgent need for feedback and the acceleration of digital transformation are secular growth trends that play to our strengths. Agile software. Seamless integrations. Disruptive pricing.

As a result, our powerful, easy-to-use feedback software is resonating with more organizations across both of our go-to-market channels. And our strategy is working: we continue to move up-market with product investments across all three of our pillars: CX, Market Research and Surveys. We're innovating so customers can extract even more insights from their feedback: more AI functionality, stronger enterprise controls and deeper integrations with companies like Salesforce, Microsoft and Zoom. Meanwhile, we are generating productivity and velocity through our two go-to-market channels: Self-Serve and Sales. Our Self-Serve channel continues to benefit from our Teams offering and myriad growth strategies; meanwhile our Sales channel benefits from the massive data set in our Self-Serve customer base.

Q3 2020 Key Results



Revenue ($M)
$79.3
$95.4
20% YoY
Q3'19
Q3'20



Enterprise Sales Revenue (% of total revenue)
23%
29%
Q3'19
Q3'20



Enterprise Sales Customers
~6,100
~7,700
25% YoY
Q3'19
Q3'20



Operating Margin %
3.0%
2.2%
-19%
-24%
Q3'19
Q3'20
GAAP
Non-GAAP

1

Third Quarter 2020 Highlights Our enterprise Sales channel had another solid quarter despite the challenging macro environment: revenue increased 53% year-over-year and accounted for 29% of Q3 revenue. We ended the quarter with approximately 7,700 enterprise customers — including Calm, Gainsight, McDonald’s Japan, and NerdWallet. The response-based pricing initiative we launched in Q2 for new SurveyMonkey Enterprise customers is contributing to our salesforce productivity: in Q3 average annual contract values were up over 25% year-over-year compared with our legacy seats-only pricing model. This go-to-market execution is critical, but our success in moving up-market starts with the strength of our enterprise-grade products. We hope you got a better sense of the power of SurveyMonkey Enterprise in our mid-September investor demo event, and in Q4 we plan to demo our Market Research offerings for the financial community. The demos are available on our IR site. In our Self-Serve web channel, we generated 11% year-over-year revenue growth with our Teams offering leading the way. Higher top-of-the-funnel demand for our free SurveyMonkey offering coupled with faster conversion to our paid plans are contributing factors in our growth story. Products, packaging, and pricing changes can each play a key role in helping drive sustainable growth in self-serve as we target the nearly 97% of users who don’t currently pay us. We believe the quality of our book of business is only getting stronger. Our net retention rate remained above 100% and renewal rates improved relative to Q2. The pandemic has created economic shrapnel in multiple industries, but our nimble go-to-market strategy has enabled us to thrive by working more with customers in healthier verticals. We are merchandising and scaling new ways for customers to engage with our products and with their stakeholders. We’re bullish that the new cohort of customers we welcomed in 2020 will have strong retention in 2021 and beyond. 2 With more than 200 stores across 25 US states, Total Wine & More® uses SurveyMonkey’s Enterprise platform to automatically trigger surveys and analyze results from over 200,000 customers using SurveyMonkey’s open API. Total Wine’s marketing team leverages this feedback to build customer centric strategies and fuel growth and innovation. Originally using a SurveyMonkey Team Plan, AI-powered women’s health platform Flo Health upgraded to SurveyMonkey Enterprise for additional API and user functionality. SurveyMonkey Enterprise has helped Flo Health scale their growing needs for customer research. Heico Construction Group’s HR team needed a way to support their efforts against COVID-19. Heico upgraded from Team Advantage to SurveyMonkey Enterprise (SME) and our SMS feature to text daily surveys to screen employees before work. Heico also has plans for expanded SME use cases such as onboarding surveys and leadership check-ins.

Third Quarter 2020 Highlights (cont.) We are proud of our success this year in shipping new products in Market Research and Customer Experience; and we’re equally confident in our three-pillar strategy to accelerate our long-term growth profile. In Market Research, the expert solutions software we launched in Q1 is already making it easier for companies to test what messaging and packaging concepts resonate best with their target audiences, reducing their reliance on traditional expensive, time-consuming market research services. We believe we offer enterprise market research customers and financial services firms unparalleled access to specific cohorts of respondents. And in October, we launched the GetFeedback platform, our integrated customer experience (CX) offering that combines the digital voice-of-the-customer breadth of Usabilla, the actions layers and Salesforce connectivity of GetFeedback, and a powerful new analytics layer. This intuitive and powerful CX solution stands up quickly, collects feedback from multiple consumer touch-points, and integrates with our customers’ systems of record to help them use feedback to close the loop with their customers more efficiently. It should be abundantly clear in this digital transformation age that there is a clear and compelling market need for our agile CX platform. 80% of companies we’ve surveyed say their online interactions have increased. Seamless digital experiences and speed-to-value are at a premium, and this plays to our strengths. We believe we can scale in this market by winning with enterprises who can’t or won’t take an expensive, time-consuming professional services-first approach to solving for CX. The obvious starting points here are our own installed base — customer feedback is the #1 use case for Surveys — and the Salesforce ecosystem. We reached a big milestone in our CX product strategy, but the journey is just beginning. The SurveyMonkey team continued to execute across the board in Q3. We are winning in three big categories through powerful, price-disruptive and agile software, and we have the people, the assets and the strategy to build a large enterprise business in the years to come. The pandemic is creating a challenging market for many people and companies — it’s exacerbating the gulf between the haves and have nots. Fortunately for SurveyMonkey’s shareholders, we believe we will continue to thrive because our products meet the needs of a market in the midst of a digital transformation. Leading companies like Build.com, Calendly, Crocs, DealerSocket, IBM, and Pandora are using our CX platform to spend more time nurturing customer relationships and less time configuring technology. Our Market Research solutions have enabled leading rental marketplace Apartment List conduct targeted surveys and generate reports within a week to inform their decision making. They’ve also published their research in major national publications to gain media exposure. “Our customers use SurveyMonkey each day to maximize their inbound marketing strategy. Their feedback platform is all about doing more together and should be an essential component of every company’s toolbox,” Kipp Bodnar, Chief Marketing Officer at HubSpot.

Executing on our Three Pillar Strategy The team posted another great quarter of product delivery and innovation. Remote work through digital channels is the new normal, making engagement and in-the-moment feedback critical capabilities. In Q3, we expanded our integrations with leading virtual communications and collaboration platforms. In September, we shipped our latest Microsoft Teams app. With expert-built survey templates, sharable analytics and enterprise controls, we are ahead of the curve on the rapidly scaling Teams platform. In October, we announced we’re partnering with Zoom Video Communications to deliver an unparalleled experience for pulse checks, post-meeting feedback, and virtual event engagement. In August, we shipped our technology ecosystem program (STEP) to expand our support for 17 top-tier partners like Zendesk, HubSpot, and Gainsight from our base of over 130 other integration partners. This was a banner quarter for seamless integrations, which are a core piece of our value proposition and differentiation. In Q3, we delivered key innovations across our core platform to capitalize on our broad footprint inside of enterprises. Our recently announced COVID symptom tracking solution builds on our new templates, analytics, automation capabilities, and our HIPAA compliant platform to provide specific value and sharpen our go-to-market. Automotive glass provider Carlex leverages SurveyMonkey Enterprise to deploy daily surveys to its 1,800 employees to track coronavirus risk factors, which resulted in safer work sites and an estimated daily savings of $9,000 in overtime costs. We're excited to bring symptom tracking to market and look forward to updating you on further solutions efforts as we invest further in our products. In Market Research, we’re innovating rapidly on our platform by expanding on our expert solutions for concept testing. In Q3, we added to our analytics capabilities, enabling customers with automated insights, cross tabs, statistical significance, and benchmarks. Our Agile Research strategy is getting attention from the most discriminating CPG, Retail, Financial Services, and Technology customers. “The new capabilities in the SurveyMonkey app integration will help companies get ahead and really think about the employee experience.” Mike Ammerlaan, Director of Microsoft 365 Ecosystem Marketing “When I think about the critical tools we bring to our customers each day to stay engaged and productive in our virtual environment, SurveyMonkey is a great addition to every organization’s toolbox.” Ross Mayfield, Product Lead, Integrations at Zoom “SurveyMonkey’s tools help our customers gather feedback from across their organizations in a streamlined way that integrates with all of their systems, and provides the insights needed to make data-driven decisions.” Ben Barclay, VP Corporate Development and Technology Alliances at Zendesk

Executing on our Three Pillar Strategy (cont.) For example, Mentholatum, a global health wellness company, used Market Research Solutions to test packaging and messaging concepts with potential customers to get results in days, not months. Today, Mentholatum is one of dozens of early adopters using our expert solutions. It’s early days, but we are seeing increasing traction and velocity as we replace expensive, time-consuming services with agile, powerful, and cost-effective software and data. Finally, the team delivered our most exciting product launch of the year: the GetFeedback platform. At our CX Impact Summit, we had more people register than some of our competitors have customers – highlighting the midmarket opportunity and our broad customer footprint. Our message is simple: customer expectations are changing faster than ever, and companies must be agile to keep up. However, legacy CX offerings aren’t built to help IT resource-constrained CX teams move quickly to engage their customers and leverage existing systems of record to drive action. The GetFeedback platform flips the script on CX - enabling underserved companies to realize the value of agile CX by providing insights and data in the systems where the work happens, not locking data away in a CX ivory tower. With a new look and feel, new Salesforce-focused capabilities, and the deep feature set from the GetFeedback and Usabilla acquisitions, the GetFeedback platform includes: GetFeedback Direct, GetFeedback Digital, GetFeedback Analytics, and GetFeedback Actions, enabling customers to capture feedback across all their channels, analyze for trends and, most importantly, take action based on customer feedback A cohesive user experience to manage CX programs across any digital channel. A new analytics experience combining feedback from any channel with AI-powered text analysis and the power to segment by varying customer attributes. The ability to unify CX data and customer attributes in one place, automate CX programs, and integrate with systems of record like Salesforce, Microsoft, and Slack. Our October CX impact summit highlighted our platform differentiation, market opportunity and broad customer footprint. "Collecting and listening to our customer feedback and then acting on it with rapid innovation to solve customer needs has been critical to staying agile through this crisis and emerging as the industry leader.” Nina Herold, Chief Product and Operations Officer at TripActions Babbel, a leader in language learning, uses Usabilla to better understand its diverse language learners and how to serve them best. With Usabilla, Babbel created various personas of its learners, which allowed the company to segment and target each group. Moreover, its product team used Usabilla to execute multiple product validations at a time, expediting the process to two weeks, down from 16 (a business quarter).

Executing on our Three Pillar Strategy (cont.) At our October CX Impact Summit, customers shared stories on the GetFeedback platform:  YETI measures customer satisfaction across multiple touchpoints and leverages our Salesforce integration to engage customers within the same day of receiving negative feedback. Actionable feedback in GetFeedback Direct allows YETI to adapt to pandemic-related uncertainties and predict what customers may be looking for in the future.  Since the pandemic, Puma used GetFeedback Digital on its website to understand its customers’ e-commerce experience. Based on this feedback, Puma created a wish list feature, adopted AfterPay and ApplePay, and added SMS shipping updates. The impact: Puma's NPS rose 11% on desktop and 9% on mobile.  Leading companies like Calendly, Crocs, IBM, and Pandora are using our CX platform to spend more time nurturing customer relationships and less time configuring technology. But we’re just getting started: there’s a massive opportunity to sell the GetFeedback platform into our enterprise customer base and to companies in the Salesforce ecosystem. This has been an incredible year of product innovation and execution at SurveyMonkey. From the March launch of expert solutions, the July platform migration to the Cloud, and the integration of GetFeedback and Usabilla to launch the GetFeedback platform in October, this team has delivered at an incredibly high level in spite of 2020’s challenges. We’re proud of the work we’ve done, and we’re even more excited for the product pipeline in the coming quarters – stay tuned. Diversity, Equity and Inclusion (DEI) Update We have redoubled our commitment to diversity, equity, and inclusion, or DEI, at SurveyMonkey. Throughout the organization, we treat DEI with the same importance as the products we launch and the sales targets we set. Being world-class in this arena enables us to serve our massive global customer base, foster a dynamic employee culture, and deliver for shareholders. Make no mistake—investing in DEI is not only good for our business, it’s the only path to building a long-term winning organization. We are on a journey to make SurveyMonkey and its business relationships more diverse, more equitable, and more inclusive. “With GetFeedback, we uncovered a need to enhance our chatbot experience, and by acting on this feedback we’ve seen an incredible 14% lift in chat customer satisfaction. Their powerful Salesforce integration also enables us to connect feedback data with our operational data and makes it easy for our customer-facing teams to quickly access insights and take action.“ Mike Cancel, User Support Operations Manager at Pandora Paper Source is a premier lifestyle brand and gift retailer with 135 retail locations. Their HR team came to SurveyMonkey Enterprise to support their DEI efforts and create a streamlined method for employee engagement. In addition to using surveys for DEI, they’ve also found SurveyMonkey valuable during the pandemic as a tool for COVID check-ins with employees.

DEI Update (cont.) To that end, we’d like to update you on the progress we’ve made in DEI since our last letter: We made further progress on our 2020 diversity goals. Approximately 53% of our Q3 hires identified as women and 27% identified as people of color. We also increased diversity in positions at the Director+ level and invested in new tools and technologies to further help ensure our recruiting processes are inclusive. Additionally, we stood up a team of diversity sourcers to help identify and connect with under-represented talent. We kicked off team-wide employee training on racial equity, led by The Justice Collective — a 100% woman-of-color-owned social impact consultancy that centers its work around racial and social equity. These webinars are designed to increase our team’s exposure to important context on the history and ongoing impact of racial injustice; help us develop shared language for DEI concepts; and cultivate agency and competence that will help the team prioritize DEI in our work and in the workplace. Our vendor coalition — 23 companies, including Slack, Zoom, Intuit, and the Golden State Warriors, that represent billions of dollars in aggregate non-employee spending — is working to extend our DEI principles to our suppliers. Coalition members are requesting that suppliers complete our survey to identify where they are in their DEI journey. We’ve reached out to 30 suppliers, and we’ve collectively sent our DEI survey to about 150 of the coalition’s top vendors. Our goals are simple: to learn about our vendors’ DEI commitments and partner with them to make progress. We want to work with vendors who share our values — and steer business away from those who are misaligned. Finally, in September we became charter members of The Board Challenge, a movement to increase the representation of Black directors in corporate U.S. boardrooms. True racial representation at the board level is in the best interest of companies, employees, customers, and communities, and helps to advance and support a more equitable society. We are a Charter Pledge Partner of The Board Challenge in recognition of the existing diversity on our board. We are honored to have had two Black women on our board since 2018: Erika James, dean of the Wharton School, and Serena Williams, activist, marketer, brand builder, and one of the greatest athletes of our time. We are still very early on our own DEI journey, but each step forward is important. It’s for the good of our team, our community, and our business. Q3 progress on DEI initiatives Approximately 53% of our Q3 hires identified as women and 27% identified as people of color. Initiated racial equity employee training led by The Justice Collective — a 100% woman-of-color-owned social impact consultancy. Our vendor coalition sent our DEI survey to about 150 of the coalition’s top vendors. Joined The Board Challenge to increase Black representation in corporate U.S. boardrooms.

Financial Results Unless otherwise noted, all comparisons are year-over-year. As a reminder, Q3 2020 results include the impact of the GetFeedback acquisition, which closed in the third quarter of 2019. We continued to execute on the financial strategy we first shared in Q1: investing for long-term  growth, while balancing for near-term free cash flow. In Q3, we delivered another quarter of strong revenue growth, non-GAAP operating profit, and free cash flow.  Revenue Revenue in Q3 was $95.4 million, an increase of 20%. In our enterprise sales channel, revenue grew 53% and accounted for 29% of total revenue compared to 23% in the year ago period and 28% in Q2. The growth in enterprise sales revenue was due to strength in our SurveyMonkey Enterprise, Audience, and Customer Experience offerings.  Revenue from our self-serve channel grew 11% in Q3, driven by Teams and continued strong free to paid plan conversion, which was a result of our ongoing refinement of pricing and packaging.   82% Annual 87% Annual 20% YoY total revenue growth ~450 Enterprise customers added $16M+ Free cash flow generation *Notes for Charts: Enterprise sales customers: Figures rounded to the nearest hundred. Q3’19 includes approximately 830 net new customers from the GetFeedback acquisition, which closed on September 3, 2019. ARPU: Average revenue per paying customer. Revenue ($M) $79.3 $84.3 $88.3 $90.9 $95.4 Q3’19 Q4’19 Q1’20 Q2’20 Q3’20 Enterprise Sales Customers* 6,100 6,600 6,800 7,200 7,700 Q3’19 Q4’19 Q1’20 Q2’20 Q3’20 Paying Users 713,200 720,900 746,200 781,000 803,000 Q3’19 Q4’19 Q1’20 Q2’20 Q3’20 ARPU* $448 $467 $483 $478 $478 Q3’19 Q4’19 Q1’20 Q2’20 Q3’20

Financial Results (cont.) Deferred revenue increased 24% to $165 million. Remaining performance obligations, or RPO, which is the sum of deferred revenue and backlog, were $183 million, reflecting 20% growth.  As we’ve mentioned previously, in addition to overall bookings growth, a contributor to growth in both deferred revenue and RPO has been our strategy to migrate our user base from monthly to annual plans. With 87% of our paid users now on annual plans, we anticipate that deferred revenue and RPO growth will continue to normalize toward our revenue growth rate.  Margins and Operating Expenses Non-GAAP gross margin was 80% versus 78% in the year ago period due primarily to revenue growth. Non-GAAP operating margin was 2.2% compared to 3.0% in Q3 2019 and 2.5% in Q2 2020 due to revenue performance, offset in part by continued investments in R&D and sales and marketing to support our product and go-to-market initiatives.  Cash Flow and Balance Sheet We generated $17.9 million in operating cash flow and $16.2 million in free cash flow, which reflects the revenue growth, the impact of the proactive expense measures we took earlier in the year, and continued optimization of working capital. Our business uniquely drives both strong revenue growth and cash generation: for the year-to-date, we’ve posted free cash flow of $36 million and our cash balance has increased by $75 million.  We’ve been able to diligently manage cash while also investing to realize our strategy and drive revenue growth, all against a challenging macroeconomic backdrop.  Operating Margin % -19% 3.0% -23% -1.2% -25% -1.6% -23% 2.5% -24% 2.2% Q3’19 Q4’19 Q1’20 Q2’20 Q3’20 GAAP Non-GAAP Gross Margin % 75% 78% 77% 80% Q3’19 Q3’20 GAAP Non-GAAP Cash Flow ($M) $23.5 $19.8 $17.9 $16.2 Q3’19 Q3’20 Operating FCF

Financial Results (cont.) We ended the quarter with $206 million in cash and cash equivalents, an increase of approximately $30 million quarter-over-quarter. We’ve made significant progress in achieving a net neutral debt position.  Our total potential liquidity stands at approximately $276 million, which includes capacity of $70 million on our revolving credit facility. Our 2020 financial performance to date is a testament to our growth strategy and the resilience of our business model, which is enabling us to continue to drive revenue growth and cash flow generation while also investing for the long-term. Financial Outlook Our outlook for Q4 is as follows: Q4 2020 Revenue (growth at mid-point %) $99M to $101M 19% YoY Non-GAAP  operating margin 2% to 4%  ~7,700 Enterprise sales customers 53% YoY increase in enterprise sales revenue 335K+ Organizational domains 90%+ Of bookings from organizational domain- based customers 100%+ Dollar-based net retention rate for organizational customers* * We calculate organizational dollar-based net retention rate as of a period end by starting with the trailing 12 months of bookings from the cohort of all domain-based customers as of the 12 months prior to such period end (“Prior Period Bookings”). We then calculate the trailing 12 months of bookings from these same customers as of the current period end (“Current Period Bookings”). Current Period Bookings includes any upsells and is net of contraction or attrition but excludes bookings from new domain-based customers in the current period. We then divide the total Current Period Bookings by the total Prior Period Bookings to arrive at the organizational dollar-based net retention rate. Cash and Debt ($M) $116 $216 $100 $177 $215 $38 $206 $214 $8 Q3’19 Q2’20 Q3’20 Cash & cash equivalents Debt Net debt

Continued execution in Q3

Our opportunity is significant

Our strategy is sound

Financial Outlook (cont.)

Although we have suspended full year guidance due to uncertainty surrounding the pandemic, the midpoints of our Q4 guidance ranges imply full year 2020 revenue of approximately $375 million and full year non-GAAP operating margin of 1.6%, which would put us within the full year revenue and operating margin guidance ranges that we issued before the onset of COVID in February of this year. Our year-to-date financial performance exemplifies the resilience of our model, and our ability to drive sustainable growth and bottom-line results – despite the unexpected macroeconomic headwinds brought on by COVID.

Closing & Conference Call Information

Our Q3 results show continued execution. Our opportunity is significant, our strategy is sound, and we're investing prudently to drive durable long-term growth as well as free cash flow.

We will host a conference call today to discuss the Company's Q3 2020 financial results. This call is scheduled to begin at 5:30 am PT / 8:30 am ET and can be accessed by dialing (833) 900-1542 or (236) 712-2281. To listen to a live audio webcast, please visit investor.surveymonkey.com. A replay of the audio webcast will be available on the same website following the call. A telephonic replay will be available through November 12, 2020 by dialing (800) 585-8367 or (416) 621-4642 and entering passcode 4928444#.

From all of us at SurveyMonkey, please stay safe and prioritize your health.

Sincerely,



Zander Lurie
CEO



Debbie Clifford
CFO



Tom Hale
President

Contacts:
Investor Relations:
Gary J. Fuges, CFA
investors@surveymonkey.com

Media:
Sandra Gharib
pr@surveymonkey.com

SurveyMonkey's mission is to power the curious. We enable organizations to turn feedback into action.

11

SVMK INC.CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands) September 30, 2020 December 31, 2019 Assets Current assets: Cash and cash equivalents $206,334 $131,035 Accounts receivable, net 20,434 17,795 Deferred commissions, current 4,630 3,078 Prepaid expenses and other current assets 8,673 9,382 Total current assets 240,071 161,290 Property and equipment, net 22,510 35,072 Operating lease right-of-use assets 58,496 63,904 Capitalized internal-use software, net 29,802 33,156 Acquisition intangible assets, net 23,697 33,150 Goodwill 465,602 462,927 Deferred commissions, non-current 8,464 5,384 Other assets 8,781 9,376 Total assets $857,423 $804,259 Liabilities and stockholders’ equity Current liabilities: Accounts payable $5,752 $2,677 Accrued expenses and other current liabilities 15,715 16,077 Accrued compensation 25,693 24,031 Deferred revenue, current 164,282 139,990 Operating lease liabilities, current 8,091 8,381 Debt, current 1,900 1,900 Total current liabilities 221,433 193,056 Deferred revenue, non-current 776 1,015 Deferred tax liabilities 5,480 4,870 Debt, non-current 212,191 213,616 Operating lease liabilities, non-current 76,340 82,668 Other non-current liabilities 9,402 7,050 Total liabilities 525,622 502,275 Commitments and contingencies Stockholders’ equity: Preferred stock — — Common stock 1 1 Additional paid-in capital 806,002 705,143 Accumulated other comprehensive income (loss) 1,807 (444)Accumulated deficit (476,009) (402,716)Total stockholders’ equity 331,801 301,984 Total liabilities and stockholders’ equity $857,423 $804,259

SVMK INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,	
(in thousands, except per share amounts)	2020	2019	2020	2019
Revenue	$ 95,429	$ 79,317	$ 274,635	$ 223,097
Cost of revenue [1][2]	21,899	19,626	62,852	56,203
Gross profit	73,530	59,691	211,783	166,894
Operating expenses:				
Research and development [1]	30,068	22,718	83,196	65,931
Sales and marketing [1][2]	43,875	30,926	128,544	86,665
General and administrative [1]	22,181	20,992	65,452	61,294
Restructuring	—	—	—	(66)
Total operating expenses	96,124	74,636	277,192	213,824
Loss from operations	(22,594)	(14,945)	(65,409)	(46,930)
Interest expense	2,379	3,572	7,887	10,878
Other non-operating income, net	(143)	(887)	(1,277)	(3,441)
Loss before income taxes	(24,830)	(17,630)	(72,019)	(54,367)
Provision for (benefit from) income taxes	1,289	(1,320)	1,274	(1,802)
Net loss	$ (26,119)	$ (16,310)	$ (73,293)	$ (52,565)
Net loss per share, basic and diluted	$ (0.19)	$ (0.12)	$ (0.53)	$ (0.40)
Weighted-average shares used in computing basic and diluted net loss per share	141,034	133,417	138,907	130,434

(1) Includes stock-based compensation, net of amounts capitalized as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	
(in thousands)	2020	2019	2020	2019
Cost of revenue	$ 1,222	$ 718	$ 3,229	$ 2,805
Research and development	8,322	5,468	22,275	15,863
Sales and marketing	5,912	2,918	15,096	8,714
General and administrative	6,150	5,678	17,979	17,665
Stock-based compensation, net of amounts capitalized	$ 21,606	$ 14,782	$ 58,579	$ 45,047

(2) Includes amortization of acquisition intangible assets as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,	
(in thousands)	2020	2019	2020	2019
Cost of revenue	$ 1,800	$ 1,557	$ 5,813	$ 3,448
Sales and marketing	1,270	964	3,983	2,267
Amortization of acquisition intangible assets	$ 3,070	$ 2,521	$ 9,796	$ 5,715

13

SVMK INC.CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) Nine Months Ended September 30, (in thousands) 2020 2019 Cash flows from operating activities Net loss $(73,293) $(52,565)Adjustments to reconcile net loss to net cash provided by operating activities: Depreciation and amortization 36,328 32,468 Non-cash leases expense 9,958 9,185 Stock-based compensation expense, net of amounts capitalized 58,579 45,047 Deferred income taxes 608 (1,866)Provision for doubtful accounts 1,156 309 Gain on sale of a private company investment (1,001) (1,001)Other 1,834 143 Changes in assets and liabilities: Accounts receivable (3,929) (1,382)Prepaid expenses and other assets (6,900) (2,908)Accounts payable and accrued liabilities 5,851 5,955 Accrued compensation 1,689 (1,401)Deferred revenue 24,242 23,486 Operating lease liabilities (11,135) (10,237)Net cash provided by operating activities 43,987 45,233 Cash flows from investing activities Acquisitions, net of cash acquired — (114,603)Purchases of property and equipment (772) (2,026)Capitalized internal-use software (7,051) (9,593)Proceeds from sale of a private company investment and other 1,095 1,001 Net cash used in investing activities (6,728) (125,221)Cash flows from financing activities Proceeds from stock option exercises 37,301 41,846 Proceeds from employee stock purchase plan 3,082 2,662 Repayment of debt (1,650) (1,650)Net cash provided by financing activities 38,733 42,858 Effect of exchange rate changes on cash (957) (435)Net increase (decrease) in cash, cash equivalents and restricted cash 75,035 (37,565)Cash, cash equivalents and restricted cash at beginning of period 131,683 154,371 Cash, cash equivalents and restricted cash at end of period $206,718 $116,806 Supplemental cash flow data: Interest paid for term debt $7,386 $10,391 Income taxes paid $709 $756 Non-cash investing and financing transactions: Fair value of common stock issued as acquisition consideration $— $36,204 Stock compensation included in capitalized software costs $1,692 $2,889 Lease liabilities arising from obtaining right-of-use assets, net $— $7,548 Derecognized financing obligation related to building due to adoption of ASC 842 $— $92,009 Derecognized building due to adoption of ASC 842 $— $71,781

SVMK INC.

SUPPLEMENTAL DISAGGREGATED REVENUE DATA (unaudited)

Quarterly Disaggregated Revenue

	Three Months Ended						
(in thousands)	Sep. 30, 2020	Jun. 30, 2020	Mar. 30, 2020	Dec. 31, 2019	Sep. 30, 2019	Jun. 30, 2019	Mar. 30, 2019
Self-serve revenue	$ 68,001	$ 65,398	$ 63,107	$ 62,948	$ 61,348	$ 60,071	$ 57,619
Enterprise revenue	27,428	25,543	25,158	21,376	17,969	15,068	11,022
Revenue	$ 95,429	$ 90,941	$ 88,265	$ 84,324	$ 79,317	$ 75,139	$ 68,641

Annual Disaggregated Revenue

	Year Ended December 31,	
(in thousands)	2019	2018
Self-serve revenue	$ 241,986	$ 220,822
Enterprise revenue	65,435	33,502
Revenue	$ 307,421	$ 254,324

Self-serve revenues are generated from products purchased independently through our website.

Enterprise revenues are generated from products sold to organizations through our sales team.

15

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [1]

Reconciliation of GAAP to Non-GAAP (Loss) Income from Operations

	Three Months Ended September 30,		Nine Months Ended September 30,	
(in thousands, except percentages)	2020	2019	2020	2019
GAAP Loss from operations	$ (22,594)	$ (14,945)	$ (65,409)	$ (46,930)
GAAP Operating margin	*(24)%*	*(19)%*	*(24)%*	*(21)%*
Stock-based compensation, net	21,606	14,782	58,579	45,047
Amortization of acquisition intangible assets	3,070	2,521	9,796	5,715
Restructuring	—	—	—	(66)
Non-GAAP Income from operations	$ 2,082	$ 2,358	$ 2,966	$ 3,766
Non-GAAP Operating margin	*2%*	*3%*	*1%*	*2%*

Reconciliation of GAAP to Non-GAAP Loss and Loss per diluted share

	Three Months Ended September 30,		Nine Months Ended September 30,	
(in thousands, except per share amounts)	2020	2019	2020	2019
GAAP Net loss	$ (26,119)	$ (16,310)	$ (73,293)	$ (52,565)
GAAP Net loss per diluted share	$ (0.19)	$ (0.12)	$ (0.53)	$ (0.40)
Weighted-average shares used to compute GAAP net loss per diluted share	141,034	133,417	138,907	130,434
Stock-based compensation, net	21,606	14,782	58,579	45,047
Amortization of acquisition intangible assets	3,070	2,521	9,796	5,715
Restructuring	—	—	—	(66)
Gain on sale of a private company investment	—	—	(1,001)	(1,001)
Income tax effect on Non-GAAP adjustments [2]	97	(1,029)	72	(1,219)
Non-GAAP Net loss	$ (1,346)	$ (36)	$ (5,847)	$ (4,089)
Non-GAAP Net loss per diluted share	$ (0.01)	$ —	$ (0.04)	$ (0.03)
Weighted-average shares used to compute Non-GAAP net loss per diluted share	141,034	133,417	138,907	130,434

(1) Please see Appendix A for explanation of non-GAAP measures used.

(2) Due to the full valuation allowance on our US deferred tax assets, there were no tax effects associated with the Non-GAAP adjustments for stock-based compensation, net, restructuring and gain on sale of a private company investment. Non-GAAP adjustments pertain to the income tax effects of amortization of acquisition-related intangible assets.

16

SVMK INC.

RECONCILIATION OF GAAP TO NON-GAAP DATA (unaudited) [(1)]

Calculation of Free Cash Flow

(In thousands)	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
Net cash provided by operating activities	$ 17,892	$ 23,521	$ 43,987	$ 45,233
Purchases of property and equipment	—	(691)	(772)	(2,026)
Capitalized internal-use software	(1,679)	(3,066)	(7,051)	(9,593)
Free cash flow	$ 16,213	$ 19,764	$ 36,164	$ 33,614

Supplemental GAAP and Non-GAAP Information

(In thousands, except percentages)	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	Nine Months Ended September 30, 2019
GAAP Gross profit	$ 73,530	$ 59,691	$ 211,783	$ 166,894
GAAP Gross margin	*77%*	*75%*	*77%*	*75%*
Stock-based compensation, net	1,222	718	3,229	2,805
Amortization of acquisition intangible assets	1,800	1,557	5,813	3,448
Non-GAAP Gross profit	$ 76,552	$ 61,966	$ 220,825	$ 173,147
Non-GAAP Gross margin	*80%*	*78%*	*80%*	*78%*
GAAP Research and development	$ 30,068	$ 22,718	$ 83,196	$ 65,931
GAAP Research and development margin	*32%*	*29%*	*30%*	*30%*
Stock-based compensation, net	8,322	5,468	22,275	15,863
Non-GAAP Research and development	$ 21,746	$ 17,250	$ 60,921	$ 50,068
Non-GAAP Research and development margin	*23%*	*22%*	*22%*	*22%*
GAAP Sales and marketing	$ 43,875	$ 30,926	$ 128,544	$ 86,665
GAAP Sales and marketing margin	*46%*	*39%*	*47%*	*39%*
Stock-based compensation, net	5,912	2,918	15,096	8,714
Amortization of acquisition intangible assets	1,270	964	3,983	2,267
Non-GAAP Sales and marketing	$ 36,693	$ 27,044	$ 109,465	$ 75,684
Non-GAAP Sales and marketing margin	*38%*	*34%*	*40%*	*34%*
GAAP General and administrative	$ 22,181	$ 20,992	$ 65,452	$ 61,294
GAAP General and administrative margin	*23%*	*26%*	*24%*	*27%*
Stock-based compensation, net	6,150	5,678	17,979	17,665
Non-GAAP General and administrative	$ 16,031	$ 15,314	$ 47,473	$ 43,629
Non-GAAP General and administrative margin	*17%*	*19%*	*17%*	*20%*

(1) Please see Appendix A for explanation of non-GAAP measures used.

17

APPENDIX ASVMK INC.EXPLANATION OF NON-GAAP MEASURESTo supplement our condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP (“GAAP”), we use the following Non-GAAP financial measures: Non-GAAP (loss) income from operations, Non-GAAP operating margin, Non-GAAP net loss, Non-GAAP net loss per diluted share, Non-GAAP gross profit, Non-GAAP gross margin, Non-GAAP research and development, Non-GAAP research and development margin, Non-GAAP sales and marketing, Non-GAAP sales and marketing margin, Non-GAAP general and administrative, Non-GAAP general and administrative margin, and free cash flow. Our definition for each Non-GAAP measure used is provided below, however a limitation of Non-GAAP financial measures are that they do not have uniform definitions. Accordingly, our definitions for Non-GAAP measures used will likely differ from similarly titled Non-GAAP measures used by other companies thereby limiting comparability. With regards to the Non-GAAP guidance provided above, a reconciliation to the corresponding GAAP amounts are not provided as the quantification of certain items excluded from each respective Non-GAAP measure, which may be significant, cannot be reasonably calculated or predicted at this time without unreasonable efforts. For example, the Non-GAAP adjustment for stock-based compensation expense, net, requires additional inputs such as number of shares granted and market price that are not currently ascertainable.Non-GAAP (loss) income from operations, Non-GAAP operating margin: We define Non-GAAP (loss) income from operations as GAAP loss from operations excluding stock-based compensation, net, amortization of acquisition intangible assets and restructuring. Non-GAAP operating margin is defined as Non-GAAP (loss) income from operations divided by revenue.Non-GAAP net loss, Non-GAAP net loss per diluted share: We define Non-GAAP net loss as GAAP net loss excluding stock-based compensation, net, amortization of acquisition intangible assets, restructuring, gain on sale of a private company investment, and including the income tax effect on Non-GAAP adjustments. Non-GAAP net loss per diluted share is defined as Non-GAAP net loss divided by the weighted-average shares outstanding.Non-GAAP gross profit, Non-GAAP gross margin: We define Non-GAAP gross profit as GAAP gross profit excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP gross margin is defined as Non-GAAP gross profit divided by revenue.Non-GAAP research and development, Non-GAAP research and development margin: We define Non-GAAP research and development as GAAP research and development excluding stock-based compensation, net. Non-GAAP research and development margin is defined as Non-GAAP research and development divided by revenue.Non-GAAP sales and marketing, Non-GAAP sales and marketing margin: We define Non-GAAP sales and marketing as GAAP sales and marketing excluding stock-based compensation, net and amortization of acquisition intangible assets. Non-GAAP sales and marketing margin is defined as Non-GAAP sales and marketing divided by revenue.Non-GAAP general and administrative, Non-GAAP general and administrative margin: We define Non-GAAP general and administrative as GAAP general and administrative excluding stock-based compensation, net. Non-GAAP general and administrative margin is defined as Non-GAAP general and administrative divided by revenue.We use these Non-GAAP measures to compare and evaluate our operating results across periods in order to manage our business, for purposes of determining executive and senior management incentive compensation, and for budgeting and developing our strategic operating plans. We believe that these Non-GAAP measures provide useful information about our operating results, enhance the overall understanding of our past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by our management in evaluating our financial performance and for operational decision making, but they are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP. We have excluded the effect of the following items from the aforementioned Non-GAAP measures because they are non-cash and/or are non-recurring in nature and because we believe that the Non-GAAP financial measures excluding this item provide meaningful supplemental information regarding operational performance and liquidity. We further believe this measure is useful to investors in that it allows for greater transparency to certain line items in our financial statements and facilitates comparisons to historical operating results and comparisons to peer operating results. A description of the Non-GAAP adjustments for the above measures is as follows:

Stock-based compensation, net: We incur stock based-compensation expense on a GAAP basis resulting from equity awards granted to our employees. Although stock-based compensation is a key incentive offered to our employees, and we believe such compensation contributed to the revenues earned during the periods presented and also believe it will contribute to the generation of future period revenues, we continue to evaluate our business performance excluding stock-based compensation expenses. Stock-based compensation expenses will recur in future periods. Amortization of intangible assets: We incur amortization expense on intangible assets on a GAAP basis resulting from prior acquisitions. Amortization of acquired intangible assets is inconsistent in amount and frequency and is significantly affected by the timing and size of any acquisitions. Investors should note that the use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of acquired intangible assets will recur in future periods. Restructuring: Restructuring expenses consist of employee severance and other exit costs. We believe it is useful for investors to understand the effects of these items on our total operating expenses. We expect that restructuring costs will generally diminish over time with respect to past acquisitions and/or strategic initiatives. However, we may incur these expenses in future periods in connection with any new acquisitions and/or strategic initiatives.Gain on sale of a private company investment: Gain on sale of a private company investment was recognized on a GAAP basis resulting from the sale of certain corporate assets. We expect that such transactions will be infrequent in occurrence and are therefore excluded from our Non-GAAP results as they do not otherwise relate to our core business operations.For more information on the Non-GAAP financial measures, please see the “Reconciliation of GAAP to Non-GAAP Data” section of this shareholder letter. The accompanying tables provide details on the GAAP financial measures that are most directly comparable to the Non-GAAP financial measures and the related reconciliations between those financial measures. Free cash flow: We define free cash flow as GAAP net cash provided by operating activities less purchases of property and equipment and capitalized internal-use software. We consider free cash flow to be an important measure because it measures our liquidity after deducting capital expenditures for purchases of property and equipment and capitalized software development costs, which we believe provides a more accurate view of our cash generation and cash available to grow our business. We expect to generate positive free cash flow over the long term. Free cash flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Some of the limitations of free cash flow are that free cash flow does not reflect our future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure.Safe Harbor Statement“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This shareholder letter may contain forward-looking statements about our financial outlook, outstanding shares, products, including our investments in products, technology and other key strategic areas. The achievement of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any of these risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.The risks and uncertainties referred to above include - but are not limited to - risks related to the COVID-19 coronavirus pandemic; our ability to retain and upgrade customers; our revenue growth rate; our brand; our marketing strategies; our self-serve business model; the length of our sales cycles; the growth and development of our salesforce; security measures; expectations regarding our ability to timely and effectively scale and adapt existing technology and network infrastructure to ensure that our products and services are accessible at all times; competition; our debt; revenue recognition; our ability to manage our growth; our culture and talent; our data centers; privacy, security and data transfer concerns, as well as changes in regulations, which could impact our ability to serve our customers or curtail our monetization efforts; litigation and regulatory issues; expectations regarding the return on our strategic investments; execution of our plans and strategies, including with respect to mobile products and features and expansion into new areas and businesses; our international operations; intellectual property; the application of U.S. and international tax laws on our tax structure and any changes to such tax laws; acquisitions we have made or may make in the future; the price volatility of our common stock; and general economic conditions.Further information on these and other factors that could affect our financial results are included in documents filed with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the Quarterly Report on Form 10-Q that will be filed for the quarter ended September 30, 2020, which should be read in conjunction with these financial results. These documents are or will be available on the SEC Filings section of our Investor Relations website page at investor.surveymonkey.com. All information provided in this release and in the attachments is as of November 5, 2020, and we undertake no obligation to update this information.